Exhibit 10.2

VENDOR
SERVICE AGREEMENT

THIS SERVICE AGREEMENT (“Agreement”) is entered into effective this 28th day of Dec., 2005 (the “Effective Date”), by and between Pilgrim’s Pride Corporation, a Delaware corporation with its headquarters at 4845 Hwy. 271 North, Pittsburg, Texas 75686 (“Pilgrim’s Pride”) and Pat Pilgrim d/b/a Pat Pilgrim Farms (the “Vendor”), whose address is 1535 Loop 179, Pittsburg, TX 75686, referred to in this Agreement separately as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, Pilgrim’s Pride desires Vendor to provide services as mutually agreed upon by the Parties as more fully set forth in Exhibit “A” attached hereto and incorporated herein by reference (the “Services”); and

WHEREAS, Vendor is experienced in all facets of the Services and is agreeable to providing such Services for Pilgrim’s Pride.

NOW, THEREFORE, in consideration of the mutual promises contained herein and subject to all terms and conditions hereof, Pilgrim’s Pride and Vendor agree as follows:

1. Scope of Vendor’s Authority.

Pilgrim’s Pride authorizes Vendor to provide the Services specified on Exhibit “A” attached hereto and incorporated herein by reference. Vendor shall not commence said Services without the authorization of Pilgrim’s Pride.

2. Fees and Charges.

In consideration of the Services performed by Vendor, Pilgrim’s Pride agrees to pay Vendor the service fees and other charges as specified on Exhibit “B” attached hereto and incorporated herein by reference within 30 days from the later of i) the date of receipt of invoice at the following listed address or ii) upon acceptance of the Services as being satisfactory to Pilgrim’s Pride. All invoices must be sent to Pilgrim’s Pride at the following address:

Pilgrim’s Pride Corporation
P.O. Box 5000
Pittsburg, Texas 75686
Attn: Accounts Payable

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3. Term and Termination.

3.1.
The Initial Term of this Agreement is up to one (1) calendar year, beginning on the Effective Date and ending on December 31st of the year in which such Agreement is executed by the Parties. This Agreement will automatically renew for another one (1) year term on each January 1st following the Effective Date (the “Renewal Term”), unless otherwise terminated in accordance with the provisions of this section.

3.2.
Either Party may terminate this Agreement, with or without cause, by giving the other Party sixty (60) days prior written notice of termination using the notice procedure described in Section 11 below.

3.3.	This Agreement may be terminated by either Party by providing written notice of “Immediate Termination” to the other Party in any of the following circumstances:

3.3.1.	if a Party fails to pay any amount owed to the other Party under this Agreement within ten (10) days after receipt of written “Late Notice” demanding payment; or

3.3.2.
if a Party fails to cure a breach of a material provision of this Agreement, other than non-payment of any amount owed to the other Party hereunder, within thirty (30) calendar days after receipt of written notice demanding cure.

3.4	This Agreement will be terminated immediately by Pilgrim’s Pride in any of the following circumstances:

3.4.1	If Vendor becomes the subject of an insolvency or bankruptcy proceeding or makes an assignment of all or substantially all of its assets for the benefit of its creditors;

3.4.2	If Vendor has not provided any Services to Pilgrim’s Pride during the previous calendar year.

3.5	Upon termination of this Agreement, Vendor shall return to Pilgrim’s Pride all originals and copies of documents provided by Pilgrim’s Pride for purposes of this Agreement.

4. Representations of Vendor.

Vendor represents and warrants as follows:

4.1	It will comply with all applicable laws, rules and regulations governing the provision of Services and the performance of its dutites under this Agreement.

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4.2	It is duly authorized and licensed to perform the Services and its duties hereunder in each jurisdiction in which it will act.

4.3	It will maintain insurance requirements per Section 5 below and agrees that Pilgrim’s Pride can withold payment for Services if and for so long as it fails to comply with Section 5.

5. Insurance.

Vendor agrees to maintain in effect insurance coverage with reputable insurance companies covering worker’s compensation and employer liability (or other reasonable equivalent, as soley determined by Pilgrim’s Pride’s Risk Management Department, such as excess employer’s indemnity insurance or excess worker’s compensation) excess insurance, auto liability, commercial general liability, including product liability/completed operations, all with such limits as are sufficient to protect Vendor and Pilgrim’s Pride from the liabilities insured against by such coverage. Vendor’s insurance described herein shall be primary and not contributory with Pilgrim’s Pride’s insurance with respect to obligations resulting from the negligence of Vendor.

Vendor shall have the following minimum requirements on their Certificate of Insurance.

   General Liability
General Aggregate$2,000,000
Products/Completed Operations$1,000,000
And/or Professional Liability $1,000,000 (if applicable)
Each Occurrence$1,000,000

Automobile Liability
Combined Single Limit$1,000,000

Workers Compensation   Statutory

Employers' Liability
Each Accident $100,000
Policy Limit $500,000
Each Employee $100,000

Pilgrim's Pride Corporation is to be listed as an Additional Insured on General Liability and Auto policies. A 30-day notice of cancellation is also required. Pilgrim's Pride Corporation reserves the right to modify these requirements as deemed necessary for the risk presented to Pilgrim's Pride Corporation.

The certificate holder address should read as follows:

Pilgrim's Pride Corporation
Attn: Risk Management
4845 Hwy. 271 N
P.O. Box 93
Pittsburg, TX 75686

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6. Indemnification.

6.1.
Each Party shall indemnify and hold harmless the other Party and all of its directors, officers, employees and agents (the “Indemnitees”) from and against any claims, losses, damages, liens, judgments, awards, penalties or other costs or expenses (including, but not limited to, any reasonable attorneys’ fees), and defend, at such Party’s cost, each Indemnitee against any threatened, pending or initiated claim, action, litigation, suit, arbitration, mediation or proceeding, arising out of or connected with a violation of law by such Party, a breach of such Party’s obligations under this Agreement, or any negligence or willful misconduct by any employee, agent, contractor or other representative of such Party. Parties shall notify each other as soon as reasonably practicable of any such claim, action, litigation, suit, arbitration, mediation or proceeding and provide the other Party with reasonable assistance in the defense thereof; provided that such delay or failure to deliver any such notice shall not relieve either Party’s obligations under this provision except to the extent such delay or failure materially prejudices either Party’s obligations hereunder.

6.2.	Termination of this Agreement shall not relieve either Party of its respective obligations of indemnification under this section.

7. Confidentiality.

Vendor acknowledges that its employees and other representatives will be exposed to confidential and proprietary information of Pilgrim’s Pride during the ordinary course of providing the services contemplated by this Agreement. Vendor agrees to use its best efforts and to cause its employees and other representatives to use the same degree of care to maintain the confidentiality of such information as it would and/or does with respect to its own proprietary and confidential business information. Vendor agrees to refrain from disclosing any part of Pilgrim’s Pride’s confidential and proprietary information to a third party. Vendor further agrees not to use any confidential and proprietary business information of Pilgrim’s Pride for any purpose other than the performance of the Services described hereunder.

8. Audit.

Vendor shall keep accurate books of account and records covering all transactions involving the products and/or services provided by Vendor. Pilgrim’s Pride, or its authorized representatives, shall have the right, during normal business hours, to examine such books and records to the extent necessary to determine Vendor’s compliance with the supply of the products and/or services under this Agreement. All such books and records shall be kept available during the term of business relationship and for at least three (3) years after their creation.

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9. No Gratuities.

Neither Party will offer or provide to the employees, agents or other representatives of the other Party any favors, gratuities, gifts, payments, or anything of value, whether or not in an attempt to influence such person’s administration of the provisions of Agreement or to otherwise gain unfair advantage individually and/or relative to competing suppliers/vendors.

Additionally, each Party will immediately report to the other Party any requests made for favors, gratuities, gifts, payments, or anything of value by employees, agents or other representatives of such Party and will cooperate with respect to any inquiry or investigation being conducted related to such activities or alleged activities. Pilgrim’s Pride has established its PRIDE Line with the toll-free number of 1-888-536-1510 to report any unethical conduct.

10. Amendment and Waiver.

10.1 This Agreement and the Exhibits attached hereto contain the entire agreement between the Parties with respect to the subject matter hereof and shall not be amended except in a writing duly signed by both Parties to this Agreement.

10.2 The failure of either Party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not constitute a waiver of such Party’s rights to insist upon strict adherence to such term or provision on a subsequent occasion. Any of the terms or provisions of this Agreement may be waived at any time, and from time to time, in writing by the Party entitled to the benefit thereof without impairing or diminishing any other term or provision hereof. Waiver by either Party of a breach of any term or provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

11. Notice.

All notices, requests and other communications (“Notices”) required or permitted to be given under this Agreement shall be given in writing and shall be deemed duly delivered if delivered personally with receipt acknowledged, if delivered by an overnight delivery service such as UPS or FedEx, or by United  States registered or certified first class mail, postage paid, return receipt requested, addressed to the Parties at the following addresses, or such other address as any Party may specify hereinafter by giving notice to the other Party in accordance with the procedure outlined in this section:

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    If to Pilgrim’s Pride:

Pilgrim’s Pride Corporation
4845 Hwy. 271 N
Pittsburg, Texas 75686
Attn: Risk Management - Contracts
Telephone: 903-434-1000

If to Vendor:

Pat Pilgrim
1535 Loop 179
Pittsburg, TX 75686
Telephone: 903-856-0316

Notices shall be deemed duly received on the date of confirmed delivery.

12. Assignment.

Except for merger, sale or acquisition of Pilgrim’s Pride, neither Party may assign its rights and obligations under this Agreement without the prior written consent of the other Party. All representations, convenants and warranties of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successor or permitted assigns. Nothing in this Agreement is intended or shall be construed to confer upon or give to any person or entity other than Pilgrim’s Pride and Vendor any right, remedy or claim hereunder.

13. Severability.

If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

14. Dispute Resolution.

If a dispute arises from or relates to transactions between the Parties, the Parties shall endeavor to settle the dispute first through direct discussions and negotiations. If the dispute cannot be settled through direct discussions, the Parties shall endeavor to settle the dispute by mediation under the Mediation Rules of the American Arbitration Association before recourse to the arbitration procedures contained in this Agreement. If a dispute has not been resolved within 90 days after the written notice beginning the mediation process (or a longer period, if the Parties agree to extend the mediation), the mediation shall terminate and the dispute shall be settled by binding arbitration in Dallas, Texas or such other location as agreed upon by the Parties.  The arbitration will be conducted in accordance with the procedures in this document and the Rules of the American Arbitration Association in effect on the date of the engagement letter, or such other rules and procedures as the Parties may designate by mutual agreement.  In the event of a conflict, the provisions of this document will control.

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The arbitration shall be conducted by a single arbitrator as agreed upon by the Parties. If the Parties cannot agree on a single arbitrator, the arbitration will be conducted before a panel of three arbitrators, one selected by each Party and the third arbitrator selected by the Parties’ two arbitrators from a panel provided by the American Arbitration Association.  Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the agreement between the Parties and the Federal Arbitration Act and resolved by the arbitrators.  No potential arbitrator shall be appointed unless he or she has agreed in writing to abide and be bound by these procedures.

The individual arbitrator or the arbitration panel shall have no power to award non-monetary or equitable relief of any sort.  The arbitrator/panel shall also have no power to award (a) damages inconsistent with any applicable agreement between the Parties or (b) punitive damages or any other damages not measured by the prevailing Party’s actual damages; and the Parties expressly waive their right to obtain such damages in arbitration or in any other forum.  In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrator/panel have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the Party seeking discovery.

All aspects of the arbitration shall be treated as confidential.  The Parties and the arbitrator/panel may disclose the existence, content or results of the arbitration only as provided in the Rules or by the Parties.  Before making any such disclosure, a Party shall give written notice to all other Parties and shall afford such Parties a reasonable opportunity to protect their interests.

The result of the arbitration will be binding on the Parties, and judgment on the arbitration award may be entered in any court having jurisdiction. The prevailing Party in any dispute that is resolved by this dispute resolution process shall be entitled to recover from the other Party reasonable attorneys’ fees, costs and expenses incurred by the prevailing Party in connection with such dispute resolution process.

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15. Jurisdiction and Venue.

The provision for products and/or services between the Parties will be deemed to have been made and will be construed and interpreted in accordance with the laws of the State of Texas. If any matters in dispute are required to be settled by litigation, such trials will be decided by a judge. THE PARTIES WAIVE TRIAL BY JURY IN ANY SUCH ACTION(S) AND CONFIRM THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THEIR BUSINESS TRANSACTIONS. For any such action(s) related to their business transactions or enforcement of any arbitration, the Parties submit themselves to the jurisdiction of the state or federal courts located in Dallas, Texas.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

PILGRIM’S PRIDE CORPORATION PAT PILGRIM d/b/a Pat Pilgrim Farms:

By: /s/ Richard A. Cogdill    By: /s/ Pat Pilgrim

Name:  Richard A. Cogdill    Name:  Pat Pilgrim

Title: Exec.V.P., CFO, Sec. & Treas.   Title: Owner PPF

Date: 1/3/06      Date: 12-28-05

/s/ TT
Tim Thomas (Initials)
Sr. V.P. - Procurement

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EXHIBIT A

SERVICES

Vendor agrees to provide the following “Services:”

•	Any Services requested by Pilgrim’s Pride and mutually agreed upon by the Parties.

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EXHIBIT B

FEES AND CHARGES

______________________________________________________fees are as follows:

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